Exhibit 3.2

RESTATED CERTIFICATE OF TRUST

OF

FIRST EAGLE PRIVATE CREDIT FUND

THIS Restated Certificate of Trust of First Eagle Private Credit Fund (the “Trust”) is being duly executed and filed by the undersigned, as trustee, to amend and restate the original Certificate of Trust of the Trust (the “Certificate of Trust”), which was filed with the Secretary of State of the State of Delaware on October 20, 2021 under the Delaware Statutory Trust Act (12 Del. C. § 3801, et seq.) (the “Act”).

The Certificate of Trust is hereby amended and restated in its entirety, pursuant to Section 3810(c)(1) of the Act, to read as follows:

1. Name. The name of the statutory trust formed by this Certificate of Trust is First Eagle Private Credit Fund.

2. Registered Office; Registered Agent. The business address of the Trust’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801. The name of the Trust’s registered agent at such address is The Corporation Trust Company.

3. Investment Company. The Trust is a registered investment company under the Investment Company Act of 1940, as amended.

4. Effective Date. This Certificate of Trust shall be effective upon filing.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has duly executed this Restated Certificate of Trust in accordance with Section 3811(a)(2) of the Act.

/s/ David P. O’Connor
David P. O’Connor, not in his individual capacity but solely as trustee